UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2019

BIOANALYTICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Kent Avenue West Lafayette, Indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 12, 2019, the Board of Directors (the “Board”) of Bioanalytical Systems, Inc. (the “Company”) elected Robert Leasure, Jr., age 59, President and Chief Executive Officer and as a director of the Company.

Mr. Leasure serves as the managing partner and president of LS Associates LLC (“LS”), a management and turnaround firm formed in 2002. From September of 2016 until Mr. Leasure’s election, the Company engaged LS as a financial consultant and paid LS fees in the amount of $317,681.57 in fiscal 2018. Mr. Leasure’s interest in those fees amounts to approximately $238,261. The Board believes Mr. Leasure's experience working with management teams in areas including strategic planning and implementation, problem solving, operations, mergers and acquisitions and financial transactions, and in particular Mr. Leasure’s experience leading the Company’s turnaround, well situate him for his role as President and Chief Executive Officer and as a director. There are no arrangements or understandings between Mr. Leasure and any other persons pursuant to which he was elected as an officer or director and Mr. Leasure has no family relationships with any other director or executive officer of the Company.

In connection with his election, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Leasure. Pursuant to the Employment Agreement, Mr. Leasure agrees to serve as the President and Chief Executive Officer of the Company for a term ending on December 31, 2019, subject to extension for successive one-year periods thereafter upon the mutual agreement of the parties. Under the Employment Agreement, Mr. Leasure will (a) be entitled to receive an initial base salary at a rate of $270,000 per year, (b) have an annual incentive opportunity of up to 33% of his base salary for the year, (c) be entitled to receive a cash bonus in the annual amount of $45,000, payable quarterly based upon the achievement of Board-approved Company goals, and (d) be entitled to vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses. Mr. Leasure will also be entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. Also under the terms of the Employment Agreement and under the Company’s 2018 Equity Incentive Plan (the “Plan”), on the first day of his employment, Mr. Leasure received (i) an inducement grant of 34,615 common shares of the Company, (ii) 10,000 restricted common shares of the Company and (iii) options to purchase 55,000 of the Company’s common shares. The restricted common shares and stock options are subject to vesting and forfeiture, including in the event of Mr. Leasure’s termination by the Company for cause or Mr. Leasure’s resignation other than for good reason (each as defined in the Employment Agreement).

The Employment Agreement provides for certain non-competition, non-solicitation and confidentiality undertakings. Should Mr. Leasure’s employment be terminated by reason of Mr. Leasure’s death, by the Company without cause or in the event of Mr. Leasure’s disability (as defined in the Employment Agreement), or by Mr. Leasure for good reason, Mr. Leasure or his estate would be entitled to his base salary and a prorated portion of his annual incentive award for the year in which termination occurs, in each case through the effective date of the termination of his employment. If Mr. Leasure’s employment is terminated by the Company other than for cause, or by Mr. Leasure for good reason, in either case within 12 months after a change in control (as defined in the Plan) (i) the Company would pay to Mr. Leasure in a lump sum, as severance compensation, an amount equal to one times his base salary then in effect plus one times his annual incentive compensation paid for the Company’s last calendar year, (ii) all unvested outstanding options to purchase the Company’s common shares, unvested awards of restricted stock and unvested awards of restricted stock units held by Mr. Leasure would vest immediately prior to the termination and, in the case of any such options, remain exercisable for a period of 30 days following the effective date of the termination, and (iii) Mr. Leasure would be entitled to receive, a pro-rata portion of the number of performance shares that would have been earned by Mr. Leasure if the performance conditions related thereto were satisfied at the target level for such awards and Mr. Leasure had been employed on the date required to earn such shares.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.

Item 7.01 Regulation FD Disclosure.

On January 16, 2019, the Company issued a press release regarding Mr. Leasure’s election. A copy of the press release is furnished as Exhibit 99.1 to this report. Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 16, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: January 16, 2019	By:	/s/ Jill C. Blumhoff
Jill C. Blumhoff
Chief Financial Officer, Vice President – Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 16, 2019.